Exhibit 11

                             FLORIDA ROCK INDUSTRIES, INC.
	      COMPUTATION OF EARNINGS PER COMMON SHARE

                                  THREE MONTHS ENDED      NINE MONTHS ENDED
                                      JUNE 30,                JUNE 30,
                                   2004        2003         2004       2003

Income before cumulative
 effect of accounting change   $33,050,000  22,971,000  $89,675,000  51,667,000

Cumulative effect of accounting
 Change                                  -           -            -     333,000

Net income                     $33,050,000  22,971,000  $89,675,000  52,000,000

Common shares:

Weighted average shares
 outstanding during the
 period - used for basic
 earnings per share             43,259,293  42,962,327   43,173,945  42,915,312

Shares issuable under
 stock options which are
 potentially dilutive              841,890     709,084      862,129     670,661

Shares used for diluted
 earnings per share             44,101,183  43,671,411   44,036,074  43,585,973

Earnings per share:
 Basic
  Income before cumulative
   effect of accounting change        $.76        .53         $2.08       1.20
  Cumulative effect of
   accounting change                     -          -             -        .01

 Net income                           $.76        .53         $2.08       1.21

 Diluted
  Income before cumulative
   effect of accounting change        $.75        .53         $2.04       1.18
  Cumulative effect of accounting
   change                                -          -             -        .01

 Net income                           $.75        .53         $2.04       1.19


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